Exhibit 99.1

WESTWATER RESOURCES ANNOUNCES EXECUTIVE MANAGEMENT CHANGES

CFO Jeffrey Vigil to retire on August 26, 2022

Board elects Steven Cates as new CFO

Centennial, CO – June 23, 2022:  Westwater Resources, Inc. (NYSE American: WWR), a battery-grade, natural graphite development company (“Westwater” or the “Company”) today announced the retirement of Jeffrey L. Vigil, Chief Financial Officer (CFO) and Vice President – Finance, effective August 26, 2022.  Chief Accounting Officer (CAO) Steven M. Cates has been elected Westwater’s new CFO and Vice President – Finance, also effective August 26, 2022.

“Following over nine years of distinguished service and after positioning the Company for financial success in the ongoing construction and planned operation of the Kellyton graphite processing facility in Alabama, Mr. Vigil will retire at the end of August,” said Terence J. Cryan, Executive Chairman of the Board of Directors.  “The Board and entire management team extend their sincere thanks to Mr. Vigil for his dedication and contributions to the Company.  We wish him a happy and healthy retirement.”

Since joining Westwater in May 2021, Mr. Cates has been extensively involved in all aspects of the Company’s finance, capital markets and accounting activities, including responsibility for Westwater’s SEC reporting, treasury, tax, and risk management functions. “As part of a thoughtful and planned succession strategy beginning last year, the Board has now elected Mr. Cates as the Company’s new CFO and Vice President – Finance,” added Mr. Cryan.  “He will continue to work closely with the management team based in Denver and he will oversee financial activities associated with the completion of construction activities at the Kellyton graphite processing facility in Alabama.”

Prior to joining Westwater, Mr. Cates served as the Vice President – Controller for Apartment Income REIT Corp. (NYSE: AIRC), a real estate investment trust focused on apartment communities (2019-2021), as corporate controller for Caliber Midstream Partners, LP, an energy and oil infrastructure company (2016-2019), and in various accounting and financial reporting roles at American Midstream Partners, LP (2013-2016), Newmont Mining Corporation (NYSE: NEM) (2012-2013), and Thompson Creek Metals Company Inc. (2009-2012). Mr. Cates began his career at KPMG in 2002, where he served as senior manager for audit and advisory services. Mr. Cates earned a Bachelor of Science degree in Accounting from the University of Redlands, and he is a Certified Public Accountant in the State of Colorado.

“I am honored and grateful to assume this new role,” said Mr. Cates. “Jeff’s mentorship and guidance has been invaluable to me, and I join Mr. Cryan in wishing Jeff a long and healthy retirement,” concluded Mr. Cates.

About Westwater Resources Inc.

Westwater Resources, Inc. (NYSE American: WWR) is focused on developing battery-grade natural graphite products. The Company’s primary project is the Kellyton graphite processing facility that is under construction in east-central Alabama. In addition, the Company’s Coosa graphite deposit is the most advanced natural flake graphite deposit in the contiguous United States – and located across 41,900 acres (~17,000 hectares) in Coosa County, Alabama. For more information, visit www.westwaterresources.net.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” “scheduled,” and other similar words. The Company cautions that there are certain factors that could cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of the Company; accordingly, there can be no assurance that such suggested results will be realized. The following factors, in addition to those discussed in Westwater’s Annual Report on Form 10-K for the year ended December 31, 2021, and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: (a) the spot price and long-term contract price of graphite (both flake graphite feedstock and purified graphite products) and vanadium, and the world-wide supply and demand of graphite and vanadium; (b) the effects, extent and timing of the entry of additional competition in the markets in which we operate; (c) the ability to obtain contracts with customers; (d) available sources and transportation of graphite feedstock; (e) the ability to control costs and avoid cost and schedule overruns during the development, construction and operation of the Kellyton graphite processing facility; (f) the ability to construct and operate the Kellyton graphite processing plant in accordance with the requirements of permits and licenses, including the ADEM air permit and the NPDES permit, and the requirements of tax credits and other incentives; (g) government regulation of the mining and manufacturing industries in the United States; (h) unanticipated geological, processing, regulatory and legal or other problems we may encounter; (i) the results of our exploration activities at the Coosa graphite deposit, and the possibility that future exploration results may be materially less promising than initial exploration results; (j) any graphite or vanadium discoveries at the Coosa graphite deposit not being in high enough concentration to make it economic to extract the metals; (k) our ability to finance growth plans; (l) the potential effects of the continued COVID-19 pandemic; (m) currently pending or new litigation or arbitration; and (n) our ability to maintain and timely receive mining, manufacturing, and other permits from regulatory agencies.

Contacts

Westwater Resources, Inc.

Email: info@westwaterresources.net

Investor Relations
Porter, LeVay & Rose
Michael Porter, President
Phone: 212.564.4700
Email: Westwater@plrinvest.com